EXHIBIT 99.1
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Bob Weatherly 1-800-451-1294
FOR IMMEDIATE RELEASE
     Callon Petroleum Awards Contract for Drilling
     Entrada Field Deepwater Development Wells
     Natchez, MS (November 29, 2007) — Callon Petroleum Company (NYSE: CPE) today announced it has contracted with Diamond Offshore Drilling, Inc. (NYSE:DO) for the semi-submersible rig Ocean Victory to drill and complete the company’s two deepwater development wells at its Entrada Field.
     Callon is the operator of the Entrada Field, located in approximately 4,650 feet of water in the deepwater region of the Gulf of Mexico. The Entrada #3 and #4 wells will be drilled on Garden Banks Block 782 and will target commercially productive sands between 13,000 and 21,000 feet true vertical depth.
     “With a drilling rig under contract we continue to be on schedule with our planned Entrada Field development,” said Fred Callon, Chairman and CEO. “We are particularly pleased to have contracted for the Ocean Victory and to have Diamond Offshore as our drilling contractor. We have had a lot of experience with the Ocean Victory and have great confidence in Diamond Offshore’s capability and experience drilling quality well bores. The Ocean Victory drilled the original two discovery wells and seven sidetracks at Entrada and, most recently, completed a sidetrack well at our deepwater Habanero Field.”
     Earlier this year the company acquired BP Exploration and Production Company’s 80% interest in the Entrada Field and assumed operations of the property. Since that time, the company has negotiated and executed a Production Handling Agreement with ConocoPhillips (NYSE: COP) and Devon Energy Corporation (NYSE: DVN), which provides for a sub-sea tieback of the Entrada wells to the Magnolia production platform located on the adjacent block. The company has also finalized the required engineering and ordered the long-lead items necessary to meet the schedule for completing and connecting the wells by the fourth quarter of 2008, with first production from Entrada targeted to commence during the first quarter of 2009. In addition, the company has retained Merrill Lynch Petrie Divestiture Advisors to identify a development partner for the project and anticipates completing this process during the first quarter of 2008.
     Callon Petroleum Company is engaged in the exploration, development, acquisition and operation of oil and gas properties primarily in the Gulf Coast region. Over 80% of Callon’s proved reserves are located in the deepwater Gulf of Mexico with approximately 55% consisting of crude oil. Callon’s properties and operations are geographically concentrated in Louisiana, Alabama and the offshore waters of the Gulf of Mexico.
     It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.
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